Exhibit 1

AGREEMENT OF JOINT FILING

This joint filing agreement (this “Agreement”) is made and entered into as of this 2nd day of February 2021, by and among HPX Capital Partners LLC, Bernardo Vieira Hees, Carlos Augusto Leone Piani and Rodrigo Guedes Xavier.

The parties to this Agreement hereby acknowledge and agree that the foregoing statement on Schedule 13G  in respect of the Class A ordinary shares of HPX Corp., par value $0.0001 per share, is filed on behalf of each of the parties to this Agreement and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The parties to this Agreement acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Dated:  February 2, 2021

HPX Capital Partners LLC

By:	/s/ Carlos Augusto Leone Piani
Name: Carlos Augusto Leone Piani
Title: Chief Executive Officer

Bernardo Vieira Hees

By:	/s/ Carlos Augusto Leone Piani
Carlos Augusto Leone Piani, as attorney-in-fact

Carlos Augusto Leone Piani

By:	/s/ Carlos Augusto Leone Piani
Carlos Augusto Leone Piani

Rodrigo Guedes Xavier

By:	/s/ Carlos Augusto Leone Piani
Carlos Augusto Leone Piani, as attorney-in-fact